EXCHANGE AGREEMENT

By and Between

Aussie Soles International LLC

K-9 Concepts, Inc.

and

The Aussie Soles Equity Owner

as of February 15, 2008

THIS EXCHANGE AGREEMENT (“Agreement”) is made as of February 15, 2008, by and between K-9 Concepts, Inc., a Nevada corporation, or its designee (including a wholly owned subsidiary thereof) (“K-9” or the “Buyer” or the “Company”); Aussie Soles International LLC, a limited liability company incorporated under the laws of the state of Nevada (“Aussie Soles”); and the person who has executed this Agreement on the signature page hereof (the “Aussie Soles Equity Owner”) or his designee, with reference to the following facts:

The Parties hereto desire to enter into an agreement under the terms of which the Aussie Soles Equity Owner will contribute and exchange the “Aussie Soles Equity” (as hereinafter defined) to the capital of the Buyer, solely in exchange for the “Exchange Shares” (as hereinafter defined). Immediately after the contribution and exchange of the Aussie Soles Equity for the Exchange Shares, as contemplated hereby, Aussies Soles will become a direct subsidiary of the Buyer.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Parties do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the Schedules and Exhibits hereto, the following terms shall have the meanings set forth below:

“Agreement” means this Agreement, including all amendments and modifications thereof (if any), and all Exhibits and Schedules, which are fully incorporated herein by reference.

“Applicable Law” means all applicable international, national/federal, state, provincial, local and other governmental or judicial laws (including, without limitation, common law), statutes, codes, rules, regulations, ordinances, and, to the extent promulgated or issued, decrees and orders.

“Assets” means the Properties and all other real and personal property, tangible and intangible, wherever located, that are held or owned from time to time by Aussie Soles, and used in connection with the operation of the Aussie Soles Businesses, listed on Schedule 1.1, including, without limitation, all of the following:

(a)
all patents, patent rights, trademarks, trademark rights, trade names, domain names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, designs, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material, and other intellectual property relating to the Aussie Soles Businesses, including, but not limited to those set forth on Schedule 1.1 annexed hereto (collectively, “Intellectual Property”);

(b)
all leases, certificates, governmental approvals, registrations, permits, register of rights, contracts, agreements, licenses, sales agreements, purchase orders and other documentation and other legal rights relating to the Aussie Soles Businesses (the “Contract Rights and Permits”);

(c)	all machinery and equipment, real estate (owned or leased) and improvements (collectively, ‘Fixed Assets”);

(d)
all tools, molds, dyes, spare parts, material handling equipment, and other related items of personal property; and certain scheduled office equipment, including furniture and computers, including but not limited to those set forth on Schedule 1.1 (the “Personal Property”);

(e)	all computer programs, software, customer and vendor lists, billing and materials records and other written and computer data and information (collectively, “Business Data”);

(f)	all inventories of raw materials, work in progress and finished goods, including but not limited to those set forth on Schedule 1.1 (the “Inventory”);

“Aussie Soles Business(es)” means the business(es) engaged in by Aussie Soles.

“Aussie Soles Equity” means 100% of the equity capital, member interest and all other equity interests of Aussie Soles.

“Aussie Soles Equity Owner” means the owner of the Aussie Soles Equity on the Effective Date of this Agreement; such Person being: Craig Taplin.

“Closing” means the closing of the Exchange Agreement pursuant to Article VI of this Agreement.

“Closing Date” means the date upon which this Agreement is executed.

“Consent” means any consent, authorization, approval, ratification or waiver.

“Contract” means any legally binding agreement, contract, obligation, promise, arrangement or undertaking (whether written or oral and whether express or implied).

“Effective Date” means 12:01 a.m., local time in New York, NY on February 15, 2008

“Employment Agreement” means the Employment Agreement to be entered into between Aussie Soles and Craig Taplin containing the terms and conditions customary for a company of the size and development, and in the industry, of Aussie Soles, pursuant to Section 7.3 of this Agreement.

“Escrow Shares” means ten percent (10%) of the Exchange Shares, or 2,100,000 shares of K-9 Common Stock, which shall be held in escrow and distributed in accordance with Section 7.1 of this Agreement.

“Exchange” means the transaction by which the Aussie Soles Equity shall be exchanged for the Exchange Shares, all as contemplated by this Agreement.

“Exchange Shares” means 21,000,000 shares of K-9 Common Stock.

“K-9 Common Stock” means the common stock of Buyer, par value $0.001 per share.

“License” means all licenses, permits and other rights, as required, to conduct the Aussie Soles Business.

“Liens” means any and all liens, encumbrances, mortgages, pledges, charges, royalties, claims, demands, leases, options, security interests, rights of first refusal, equitable interests, rights, titles, interests and restrictions of any kind, including any restriction on use.

“Material Adverse Effect” means a material adverse effect on the business, results of operation, financial condition or prospects of Aussie Soles, the Aussie Soles Businesses and/or the Assets.

“Milestone Shares” means six million (6,000,000) of the Exchange Shares, which shall be held in escrow and issued to the Aussie Soles Equity Owner in accordance with Section 7.2 of this Agreement.

“Organizational Documents” means those documents under which a Party has been organized or which otherwise evidence its organization under applicable law.

“Parties” means the collective reference to the Buyer, Aussie Soles and the Aussie Soles Equity Owner, and“Party” means the reference to one of the Parties.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the United States Securities Exchange Act of 1934, as amended, or any state securities laws of the United States and the rules and regulations promulgated thereunder.

“Taxes” means any and all governmental, national, state, provincial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp duty, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, transfer, registration, value added, alternative or other tax of any kind whatsoever in each case whether of the United States, Canada, or elsewhere in the world, including any interest, penalty, or addition thereto, whether disputed or not.

“Transfer” means sell, grant, option, assign, mortgage, hypothecate, encumber, pledge, or otherwise commit or dispose of in any manner.

1.2 Currency. Unless otherwise expressly specified, all currency amounts set forth herein are stated in the lawful currency of the United States of America.

ARTICLE II
REPRESENTATIONS, WARRANTIES, DISCLOSURES AND AGREEMENTS

2.1 Representations and Warranties of Aussie Soles and Aussie Soles Equity Owner. Aussie Soles and the Aussie Soles Equity Owner jointly and severally represent and warrant to the Buyer that the statements contained in this Section 2.1 are correct and complete as of the date of the Closing Date.

2.1.1 Capacity and Authorization. Aussie Soles and the Aussie Soles Equity Owner each has the legal right and full power and authority to enter into, deliver and perform this Agreement; all actions required to be taken in order to permit Aussie Soles and the Aussie Soles Equity Owner to enter into, deliver and perform this Agreement have been properly and validly taken; and all Consents, if any, currently required to be obtained for such purposes have been obtained and remain in effect.

2.1.2 Notices and Consents. Aussie Soles and the Aussie Soles Equity Owner is not and will not be required to give any notice to or obtain any Consent from any person or entity in connection with the execution, delivery and performance of this Agreement, except for the notices and consents set forth on Schedule 2.1.2 annexed hereto.

2.1.3 Valid and Binding Obligations. This Agreement has been duly executed and delivered by Aussie Soles and the Aussie Soles Equity Owner and is valid, binding and enforceable against Aussie Soles and the Aussie Soles Equity Owner in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and except as may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.1.4 Organization and Good Standing of Aussie Soles. Aussie Soles is duly organized and validly existing under the laws of Nevada and is qualified to conduct business and is in good standing in those jurisdictions where necessary to carry on its business where conducted.  Aussie Soles has all requisite legal rights and full power and authority to own and operate its assets as currently owned and operated and to carry on its business as now being conducted.

2.1.5 Organizational Documents and Ownership Interests.

(a) Aussie Soles has delivered to the Buyer a true and correct copy of its Articles of Organization or other charter documents of Aussie Soles as amended to date. Aussie Soles is not in violation of any of the provisions of Article of Organization or equivalent Organizational Documents. There is no operating agreement in effect which governs the operations of Aussie Soles.

(b) Craig Taplin is the sole Aussie Soles Equity Owner, the sole manager and the sole member of Aussie Soles as of the date of this Agreement. There are no certificates representing the membership interest of the Aussie Soles Equity Owner in Aussie Soles. The execution, delivery and performance of this Agreement and the Closing shall be the effective transfer of the Aussie Soles Equity by the Aussie Soles Equity Owner to the Buyer, and following the Closing, the Aussie Soles Equity Owner shall have no further claim or interest in Aussie Soles, the Assets or the Aussie Soles Businesses other than as contemplated by this Agreement.

2.1.6 Registered and Principal Office. Aussie Sole’s registered office and principal office is located at 1000 E. William Street, Suite 204, Carson City, NV 89701.

2.1.7 No Conflicts. The execution, delivery or performance of this Agreement by Aussie Soles and the Aussie Soles Equity Owner will not contravene, conflict with or result in a violation or breach of any of the following: (a) any provision of the Organizational Documents of Aussie Soles; (b) any existing legal requirements, order, decree or Contract to which Aussie Soles or the Aussie Soles Equity Owner may be subject; or (c) any existing governmental Consent or License. Other than this Agreement, there are no preemptive rights, rights of first refusal, commitments or agreements by Aussie Soles or the Aussie Soles Equity Owner to sell or transfer any of the Aussie Soles Equity or Assets to any person or entity. Other than this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Aussie Soles Equity Owner to issue, sell, or otherwise cause to become outstanding any additional participating interest or that could directly or indirectly affect their ability to perform its obligations to the Buyer under this Agreement. There are no outstanding or authorized equity appreciation, phantom equity, profit appreciation, or similar rights as applied to and understood in the context of limited liability companies with respect to Aussie Soles. There are no voting trusts, proxies, or other agreements or understandings with respect to the ownership or operation of any of the Aussie Soles Equity or the Assets. Upon the sale of the Aussie Soles Equity to Buyer pursuant to this Agreement, Buyer will own one hundred percent (100%) of the Assets, and no other person or entity shall have any right, title or interest whatsoever in the Assets.

2.1.8 Capitalization. The issued and outstanding indebtedness for borrowed money and equity capital or other equity of Aussie Soles is set forth on Schedule 2.1.8 hereto.

2.1.9 Financial Records.  Aussie Soles has delivered to the Buyer its financial records to date (the “Financial Records”), and such Financial Records fairly and accurately in all material respects present the financial condition of Aussie Soles as of such dates are correct and complete in all material respects.  None of the Financial Records contains, as of its date, any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Buyer understands that Aussie Soles is an early stage company with little or no operating history.

2.1.10 Taxes. Aussie Soles has filed or caused to be filed all tax returns that are or were required to be filed by it pursuant to Applicable Law; all such tax returns are true, correct and complete in all material respects; Buyer has received copies of all such tax returns; Aussie Soles has paid all Taxes, levies, fines and assessments required to have been paid by it as of the date of this Agreement; and there exists no Tax inquiry, audit or assessment involving Aussie Soles or any of its Assets.

2.1.11 Books and Records. The books of account, minute books, and similar or related records of Aussie Soles have been made available to the Buyer, are correct and complete in all material respects and have been maintained in all material respects in accordance with sound business practices and the requirements of Applicable Law. To the best knowledge and belief of the Aussie Soles Equity Owner, such minute books contain accurate and complete records of all meetings held, and action taken by, the participants and/or other governing body, and no meeting of any participants or other governing body has been held for which minutes have not been prepared and are not contained in such minute books.

2.1.12 Licenses. Aussie Soles has obtained and currently hold all licenses, permits, and authorizations required for the conduct of the Aussie Soles Businesses, including any and all approvals and permits necessary to conduct its business under all applicable federal, state, and local laws, except as would not have a Material Adverse Effect on Aussie Soles or operations of the Aussie Soles Businesses.

2.1.13 Contract Rights and Permits. Schedule 2.1.13 lists all of the material Contract Rights and Permits. All amounts required to have been paid and all obligations required to have been performed by it under such Contract Rights and Permits have been paid or performed by Aussie Soles, and neither the Aussie Soles Equity Owner nor Aussie Soles has received any notice of any default or adverse claim with respect to any such Contract Rights or Permits and no event has occurred which, with the passage of time or the giving of notice or both, would result in a default, breach or event of noncompliance under any such Contract Rights and Permits. Neither the Aussie Soles Equity Owner nor Aussie Soles has any present expectation or intention of not fully performing on a timely basis all such obligations required to be performed by it under any Contract Rights and Permits to which it or they are subject and there has been no breach or cancellation by the other Parties to any Contract Rights and Permits. Neither the Aussie Soles Equity Owner nor Aussie Soles is a party to any oral contract, agreement or other arrangement, which, if reduced to written form, would be required to be listed under the terms of this Subsection.

2.1.14 Legal Compliance. To the best of the knowledge and belief of the Aussie Soles Equity Owner, Aussie Soles has complied with Applicable Law, except where the failure to so comply would not have a Material Adverse Effect.

2.1.15 Litigation and Claims. Except as set forth on Schedule 2.1.15, Aussie Soles is not subject to any pending or threatened litigation, lawsuits, claims, actions, demands, arbitrations or proceedings, nor to the best knowledge and belief of the Aussie Soles Equity Owner, is there any pending or threatened litigation, lawsuit, claim, action, demand, arbitration or proceeding that relates to the Aussie Soles, the Aussie Soles Businesses or the Assets.

2.1.16 Liens. Except as set forth on Schedule 2.1.16 annexed hereto, Aussie Soles owns the Assets free and clear of all Liens. Furthermore, each Aussie Soles Equity Owner’s ownership interest in Aussie Soles is owned free and clear of all Liens.

2.1.17 Full Disclosure. To the best knowledge and belief of the Aussie soles Equity Owner, there exist no material facts or circumstances which have not been disclosed to Buyer and which should be disclosed to prevent the representations and warranties set forth in this Section 2.1 from being materially misleading.

2.1.18 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Aussie Soles that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Aussie Soles, any acquisition of property by Aussie Soles or the overall conduct of the Aussie Soles Businesses as currently conducted or as proposed to be conducted by Aussie Soles. Aussie Soles has not entered into any agreement under which Aussie Soles is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.1.19 Subsidiaries; Affiliates. Aussie Soles has no subsidiaries and has the following affiliates: Aussie Soles Footwear and Aussie Soles Australia Pty Ltd. (each, an “Affiliate,” and collectively, the “Affiliates”). Each Affiliate is duly organized and validly existing under the laws of its organization and is qualified to conduct business and is in good standing in those jurisdictions where necessary to carry on its business where conducted. Each Affiliate has all requisite legal rights and full power and authority to own and operate its assets as currently owned and operated and to carry on its business as now being conducted.

2.1.20 The Assets. Aussie Soles has good title to, or a valid leasehold interest in, all of the Assets utilized in the Aussie Soles Businesses, except for any such properties or assets sold or otherwise disposed of in the ordinary course of the Aussie Soles Businesses or with respect to which such failure of title or validity of a leasehold interest would not have a Material Adverse Effect on Aussie Soles or operations of the Aussie Soles Businesses.

2.1.21 The Inventory. Schedule 1.1 contains a complete and accurate list of all Inventory owned by Aussie Soles and its Affiliates as of the date of this Agreement, and there is no other Inventory other than as so disclosed.

2.1.22 Equipment. All equipment (the “Equipment”) owned or leased by Aussie Soles, and such Equipment is, taken as a whole, (i) adequate for the conduct of Aussie Soles’ Business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

2.1.23 Absence of Material Changes in the Assets. Except as previously disclosed to the Buyer, there has not been: (i) any Material Adverse Event, except as disclosed on Schedule 2.1.23; (ii) any change in the Aussie Soles Equity Owner or its membership interest in Aussie Soles or in the Assets; or (iii) any damage, destruction or casualty loss materially and adversely affecting the Assets or the Aussie Soles Businesses, liabilities, operations or financial or other conditions of the Assets whether or not insured.

2.1.24 Intellectual Property Rights.

(a) Aussie Soles owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property (the “Intellectual Property Rights”) that are used or proposed to be used in the Aussie Soles Businesses as currently conducted or as proposed to be conducted by Aussie Soles, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on Aussie Soles.

(b) There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property Rights of Aussie Soles, any trade secret material to Aussie Soles or any intellectual property right of any third party to the extent licensed by or through Aussie Soles, by any third party, including any employee or former employee of Aussie Soles. Aussie Soles has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Right, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

(c) Aussie Soles is not or will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property Rights or third party intellectual property rights, the breach of which would have a Material Adverse Effect on Aussie Soles.

2.1.25 Acquisition of Exchange Shares For Own Account. The Aussie Soles Equity Owner is acquiring the Exchange Shares pursuant to this Agreement for its own account, not as a nominee or agent, and not with a view toward the immediate distribution or resale thereof.

2.1.26 Restricted Nature Of Exchange Shares. The Aussie Soles Equity Owner is able to bear the economic risk of its investment in the Exchange Shares and is aware that he must be prepared to hold the Exchange Shares for an indefinite period and that the Exchange Shares have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any other securities law, on the ground, among others, that no distribution or public offering of Exchange Shares is to be effected and Exchange Shares are being issued by the Buyer without any public offering within the meaning of section 4(2) of the Act and Regulation D thereunder, and comparable provisions of the Securities Act and other Securities Laws.

2.1.27 Sophistication. Each Aussie Soles Equity Owner has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment in the Exchange Shares contemplated by this Agreement and has the capacity to protect the interests of such Aussie Soles Equity Owner, respectively.

2.1.28 Agreement To Refrain From Resales. The Aussie Soles Equity Owner further agrees that he shall not encumber, pledge, hypothecate, sell, transfer, assign or otherwise dispose of, or receive any consideration for, any Exchange Shares or any interest in any Exchange Shares, unless and until prior to any proposed encumbrance, pledge, hypothecation, sale, transfer, assignment or other disposition, either (a) a registration statement on Form S-1 (or any other form appropriate for the purpose or replacing such form) under the Securities Act with respect to the Exchange Shares proposed to be transferred or otherwise disposed of shall be then effective or (b) after furnishing the Buyer and its counsel with a detailed statement of the circumstances of the proposed disposition, (i) the Aussie Soles Equity Owner shall have furnished the Buyer with an opinion of counsel (obtained at their expense) in form and substance satisfactory to the Buyer to the effect that such disposition will not require registration of such Exchange Shares under the Securities Act or registration or qualification of such Exchange Shares under the Securities Act or any other securities law and (ii) counsel for the Buyer shall have concurred in such opinion of counsel.

2.1.29 Certificates To Be Legended. Each Aussie Soles Equity Owner understands and agrees that each certificate representing Exchange Shares will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) in substantially the form set forth below, which legend restricts the sale, transfer or other disposition of Exchange Shares otherwise than in accordance with this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE CORPORATION AND CONCURRED IN BY THE CORPORATION’S COUNSEL TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR SUCH TRANSACTION COMPLIES WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT.

2.1.30 Complete Copies of Materials. Aussie Soles has delivered or made available true and copies of each document that has been requested by the Buyer or their counsel in connection with their legal and accounting review of Aussie Soles.

2.1.31 Brokers’ and Finders’ Fees. Aussie Soles has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.1.32 No Vote Required. Upon the execution of this Agreement by Aussie Soles, no other vote of the holders of Aussie Soles membership interests is necessary to approve this Agreement and the transactions contemplated hereby.

2.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to Aussie Soles and the Aussie Soles Equity Owner that the statements contained in this Section 2.2 are correct and complete as of the date of the Closing Date.

2.2.1 Organization and Good Standing. The Buyer is a company duly incorporated and validly existing under the laws of Nevada and is qualified to conduct business in those jurisdictions where necessary to carry out the purposes of this Agreement; and it has all requisite legal rights, full power and authority to own and operate its assets and properties as currently owned and operated and to carry on its business as now being conducted.

2.2.2 Capacity and Authorization. The Buyer has the legal rights and full power and authority to enter into, deliver and perform this Agreement; all actions required to be taken in order to permit it to enter into, deliver and perform this Agreement have been properly and validly taken; and all government, shareholder and other Consents, if any, currently required to be obtained for such purposes have been obtained and remain in effect.

2.2.3 No Conflicts. Neither the execution, delivery nor performance of this Agreement by the Buyer will contravene, conflict with or result in a violation or breach of any of the following: (a) any provision of its Organizational Documents or of any resolution of its shareholders or any other governing body; (b) any existing legal requirements, order, decree or Contract to which it may be subject; or (c) any existing governmental Consent.

2.2.4 Consents. Except as otherwise disclosed with respect to shareholder approval of this Agreement, the Buyer is not and will not be required to give any notice to or obtain any Consent from any person or entity in connection with the execution, delivery, and performance of this Agreement.

2.2.5 Valid and Binding Obligations. This Agreement has been duly executed and delivered by the Buyer and is valid, binding and enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and except as may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.2.6 Brokers. The Buyer represents and warrants that it has not retained the services of a broker or finder in this transaction, and each indemnifies and holds harmless the other against and in respect of any and all claims, suits, actions and proceedings as and when incurred arising out of or based upon any claim to a fee, commission or other compensation on account of alleged employment of a broker or finder.

2.3 Survival. All of the representations and warranties set forth in this Section 2 shall survive the execution of this Agreement and the Closing and shall remain in full force and effect thereafter.

2.4 Exchange Shares Will Be “Restricted Securities”. The Aussie Soles Equity Owner understands and agrees that the Exchange Shares will be “restricted securities” as that term is defined in Rule 144 under the Act and, accordingly, that the Exchange Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available.

2.5  Buyer May Refuse To Transfer. If at any time, in the opinion of counsel for the Buyer, Aussie Soles or the Aussie Soles Equity Owner has acted or acts in any manner not consistent with its representations and agreements, the Buyer may refuse to transfer Exchange Shares until such time as counsel for the Buyer is of the opinion that such transfer is in all respects in compliance with this Agreement and will not require registration of such Exchange Shares under the Securities Act or registration or qualification of such Exchange Shares under any other securities law.

2.6 No Additional Representations or Warranties. Anything in this Agreement to the contrary notwithstanding, neither the Aussie Soles Equity Owner nor Aussie Soles is making nor will it or they make any representation or warranty with respect to any matter except as expressly set forth in this Agreement.

2.7 Representations Complete. None of the representations or warranties made by Aussie Soles or the Aussie Soles Equity Owner herein or in any Schedule or Exhibit hereto, or certificate(s) furnished by Aussie Soles or the Aussie Soles Equity Owner pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.8 Limitation on Damage and Claims. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, EACH OF THE PARTIES HERETO DO HEREBY AGREE THAT THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PARTY OF ANY OF ITS OR THEIR REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR PARTIES AS A RESULT OF THE BREACH BY THE BREACHING PARTY OR PARTIES OF SUCH REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY OR PARTIES BE LIABLE TO THE NON-BREACHING PARTY OR PARTIES FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OR PARTIES OF ANY OF ITS OR THEIR REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. ADDITIONALLY, NO CLAIM SHALL BE MADE FOR BREACH OF ANY REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT UNLESS AND UNTIL THE CLAIMANT HAS INCURRED IN EXCESS OF $25,000 IN AGGREGATE DAMAGES AS A RESULT OF SUCH BREACHES. THE PARITES SPECIFICALLY AGREE THAT, UPON THE SIX (6) MONTH ANNIVERSARY OF THE CLOSING DATE, AUSSIE SOLES AND THE BUYER WILL ASSUME AND BECOME LIABLE FOR AND WILL ACCORDINGLY RELEASE THE AUSSIE SOLES EQUITY OWNERS AND AUSSIE SOLES FROM ALL OBLIGATIONS AND LIABILITIES RELATED TO THE ASSETS, THE AUSSIE SOLES BUSINESSES, OR AUSSIE SOLES ATTRIBUTABLE TO ANY PERIOD OF TIME BEFORE OR AFTER THE CLOSING DATE, AND THE ESCROW SHARES SHALL BE RELEASED TO THE AUSSIE SOLES EQUITY OWNERS.

This Section 2.8 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 2.8.

ARTICLE III
BASIC TRANSACTION

3.1 Sale and Transfer of Aussie Soles Equity. The Aussie Soles Equity Owner hereby agree to assign, transfer, and deliver to the Buyer, free and clear of all Liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the Aussie Soles Equity, and the Buyer hereby agrees to acquire such Aussie Soles Equity by issuing and delivering to the Aussie Soles Equity Owner in exchange therefor the Exchange Shares. Accordingly, on and subject to the terms and conditions of this Agreement, on the Closing Date, the Buyer shall acquire from the Aussie Soles Equity Owner and the Aussie Soles Equity Owner shall sell, transfer, convey and deliver to Buyer, 100% of the Aussie Soles Equity, solely in exchange for the Exchange Shares, to be issued and delivered by the Buyer to the Aussie Soles Equity Owner or its designee(s) allocated in the manner set forth on Schedule 3.1 annexed hereto and subject to subject to Sections 6.2.1, 7.1 and 7.2 of this Agreement.

ARTICLE IV
INDEMNIFICATION

4.1 Indemnification.

4.1.1 The Aussie Soles Equity Owner agrees to defend, indemnify and hold harmless, the Buyer and its respective officers, directors, employees and agents, from and against any and all loss, claims, liabilities, damages, costs and expenses, including attorneys fees (“Damages”) incurred with respect to or resulting from, based upon, or arising out of the breach by Aussie Soles or the Aussie Soles Equity Owner’s representations and warranties set forth in Section 2.1, or the failure by the Aussie Soles Equity Owner to perform any of its covenants and agreements contained herein.

4.1.2 The Buyer agrees to save, defend, indemnify and hold harmless the Aussie Soles Equity Owner and the officers, directors, employees and agents of Aussie Soles from and against any Damages incurred with respect to or resulting from, based upon, or arising out of the breach by the Buyer of its representations and warranties set forth in Section 2.2, or the failure by the Buyer to perform any of their covenants and agreement contained herein.

4.2 Determination of Damages; Claims. In calculating any amounts payable to the Buyer pursuant to Section 4.1.1 or payable to the Aussie Soles Equity Owner pursuant to Section 4.1.2, the indemnifying party or parties, as the case may be, shall receive credit for any insurance recoveries.

4.3 Defense of Claims by Third Parties. If any claim is made by any third party against any Party or Parties that, if sustained, would give rise to indemnification under this Agreement, the indemnified Party or Parties, as the case may be, shall promptly cause notice of the claim to be delivered to the indemnifying Party or Parties and shall afford the indemnifying Party or Parties and its counsel, at their sole expense, the opportunity to defend, with counsel reasonably satisfactory to the indemnified Party or Parties against which such claim is made, or settle the claim. If any Party or Parties takes said opportunity to settle the claim, such Party shall obtain a release of the other Party or Parties in any settlement agreement with the third party.

4.4 Limitations on Indemnification. Notwithstanding anything to the contrary, express or implied, contained herein, the provisions of Section 2.8 of this Agreement shall apply at all times with respect to any claims for indemnification hereunder.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to Buyer’s Obligations. The obligations of the Buyer under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions.

5.1.1 Accuracy of Representations The representations and warranties made by Aussie Soles and the Aussie Soles Equity Owner in this Agreement shall have been true at and as of the Closing Date, and Aussie Soles shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Aussie Soles and the Aussie Soles Equity Owner prior to or at the Closing.

5.1.2 Preferential Rights. There shall exist no preferential right with respect to any of the Properties or Assets of Aussie Soles (or in the event that such preferential rights exist, such third party shall not have exercised its preferential right and have closed (or be proceeding to closing) its purchase thereunder) and any and all preferential rights with respect to any of the Properties or Assets of Aussie Soles shall have been waived in writing.

5.1.3 Consents. All necessary consents of the partners, licensees or licensors of Aussie Soles and/or the Aussie Soles Equity Owner shall have been obtained.

5.1.4 No Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Aussie Soles or its Assets.

5.1.5 Due Diligence. The Buyer shall have completed to its own satisfaction its due diligence investigation in relation to Aussie Soles and the Assets.

5.1.6 Access to Information. Prior to the Closing Date, Aussie Soles and the Aussie Soles Equity Owner shall have (i)  given the Buyer and its authorized representatives reasonable access to all employees, offices, and other facilities regarding the Aussie Soles Businesses and all books and records of Aussie Soles regarding the Aussie Soles Businesses, (ii)  permitted the Buyer and its authorized representatives to make such inspection(s) as it may reasonably require, and (iii)  caused Aussie Soles’ officers to provide the Buyer with such financial and operating data with respect to the Aussie Soles Businesses as Buyer requested from time to time.

5.1.7 Reasonableness Letter. The Buyer shall have obtained to a letter from Pickwick Capital Partners LLC providing guidance as to whether the proposed exchange of the Exchange Shares for the Assets of Aussie Soles is reasonable consideration.

5.2 Conditions Precedent to Aussie Soles Equity Owner’s Obligations. The obligations of the Aussie Soles Equity Owner under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions.

5.2.1 Accuracy of Representations The representations and warranties made by the Buyer in this Agreement shall have been true at and as of the Closing Date, and the Buyer shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing.

5.3 Waiver. Any Party may waive a condition precedent to its obligations, as set forth in this Article 5 by executing a writing so stating at or prior to the Closing. In the event that the conditions precedent to Closing described in this Article 5 are not satisfied or waived on or before the Closing Date, then, unless the Closing Date is extended by the mutual written agreement of the Parties, this Agreement and all rights and obligations of the Parties hereunder shall terminate and be of no further force or effect.

ARTICLE VI
CLOSING

6.1 The Closing. The Closing of the Exchange and the other transactions contemplated by this Agreement shall occur simultaneously with the signing of this Agreement, at the offices of Gersten Savage LLP, 600 Lexington Avenue, New York, New York 10022, on the Closing Date or at such earlier time and place as the Parties may mutually agree.

6.2 Closing Events. At the Closing, each of the respective Parties hereto shall execute, acknowledge, and/or deliver, as applicable, or shall ensure to be executed, acknowledged, and delivered, as applicable, the following:

6.2.1 The Aussie Soles Equity Owner or its designee(s) shall have received certificate(s) representing 12,900,000 of K-9 Common Stock of the Buyer, representing the Exchange Shares less the Escrow Shares and the Milestone Shares, which shall be held by the Buyer in accordance with Sections 7.1 and 7.2, respectively, of this Agreement.

6.2.2 Each of the parties shall have received all other certificates, agreements and items contemplated by this Agreement, or as may otherwise be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

ARTICLE VII
COVENANTS, AGREEMENTS AND UNDERTAKINGS

7.1 Escrow Shares. The Parties agree that the Escrow Shares shall be held by Buyer in escrow for a period of six (6) months after the Closing Date (the “Escrow Period”), and shall be forfeited by Aussie Soles and the Aussie Soles Equity Owner in the event of Damages incurred with respect to or resulting from, based upon, or arising out of the breach by Aussie Soles or the Aussie Soles Equity Owner’s representations and warranties set forth in Section 2.1, or the failure by the Aussie Soles Equity Owner to perform any of its covenants and agreements contained in this Agreement. At the end of the Escrow Period, if no damages have been claimed by the Buyer as set forth herein, then the Escrow Shares shall be issued and delivered by the Buyer to the Aussie Soles Equity Owner or its designee(s) allocated in the manner set forth on Schedule 7.1 annexed hereto.

7.2 Milestone Shares. The Parties agree that the Milestone Shares shall be held by Buyer, in escrow, following the Closing Date, and shall be issued and released to the Aussie Soles Equity Owner in three tranches of two million (2,000,000) shares of K-9 Common Stock each upon satisfaction of three milestones (each, a “Milestone”) as set forth on Schedule 7.2 annexed hereto. In the event that the Milestones are not reached then the Parties agree that such Milestone Shares shall be forfeited by Aussie Soles and the Aussie Soles Equity Owner.

7.3 Employment Agreement. The Parties agree to use their best efforts to negotiate and enter into the Employment Agreement within ninety (90) days of the Closing Date.

ARTICLE VIII
MISCELLANEOUS

8.1 Notices. Any notices, request, consents, demands, approvals or other communications required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon (i) personal delivery, (ii) two business days after deposit with Federal Express or another nationally recognized overnight courier service, (iii) five business days after deposit in the United States Postal Service, sent certified mail return receipt requested, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto, or (iv) the same day upon transmission by means of facsimile transmission or electronic mail (if attached in a commonly readable format and the sender has received no generated notice that the email message has not been successfully delivered).

If to Aussie Soles:

477 Clifton Road
Kelowna, BC V1V 1A6, Canada
Attention: Craig Taplin
Facsimile: 250-448-7657
Email: craig@aussiesoles.com

If to the Aussie Soles Equity Owner:

Craig Taplin
1000 E. William Street, Suite 204
Carson City, NV 89701
Facsimile: 250-448-7657
Email: craig@aussiesoles.com

If to the Buyer:

K-9 Concepts, Inc.
c/o Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York
Attn: David E. Danovitch, Esq.
Facsimile: 212-980-5192
Email: ddanovitch@gerstensavage.com

The designation of any such address may be changed at any time by any party upon written notice given pursuant to the requirements of this Section 8.1.

8.2 Waiver. The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Party’s right thereafter to enforce any provision or exercise any right.

8.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed after the date of this Agreement by all of the Parties.

8.4 Governing Law; Arbitration. This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its provisions as to conflicts or choice of laws. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by arbitration, using three (3) arbitrators, in accordance with the rules of the American Arbitration Association. The arbitrators shall have authority to award interest and costs, and attorneys’ fees and expenses to the prevailing party. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators may only award compensatory damages and may not award punitive damages.

8.5 Headings. The headings inserted in this Agreement are inserted only for convenience and in no way define, limit, or describe the scope or intent of this Agreement or affect its terms and provisions.

8.6 No Implied Covenants. There are no implied covenants contained in this Agreement. The Parties expressly acknowledge obligations of good faith and fair dealing in their relations with each other pursuant to this Agreement. The Parties expressly disclaim any fiduciary duty to each other.

8.7 Further Assurances. Each of the Parties shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

8.8 Severability. Any provision or provisions of this Agreement that in any way contravenes the laws of any state or country in which this Agreement is effective shall, in such state or country as the case may be, and to the extent of such contravention of local law, be deemed separable and shall not affect any other provision or provisions of this Agreement.

8.9 Entire Agreement. This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. In the event of any conflict between this Agreement and any Schedule attached hereto, the terms of this Agreement shall be controlling.

8.10 Counterparts, Successors and Assigns. This Agreement may be executed in one or more original counterparts (including by way of fax transmission or electronic transmission), all of which shall constitute one and the same instrument. Evidence of execution of this Agreement may be provided by facsimile transmission. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

8.11 Non-Reliance. Each of the Parties acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly set forth in this Agreement.

8.12 Legal Advice. Each of the Parties acknowledges and confirms that it has obtained its own independent legal advice with respect to this Agreement and the negotiation thereof and the transactions contemplated thereunder.

8.13 Expenses. Each of the Parties shall bear its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

8.14 Assignment. Neither of the Parties shall assign any of their rights or obligations under this Agreement without the express prior written consent of the other Party; provided, however, that Buyer may assign its rights and obligations hereunder to an entity wholly owned by Buyer.

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IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties hereto as of the date first above written.

AUSSIE SOLES INTERNATIONAL LLC	K-9 CONCEPTS, INC.

By: /s/ Craig Taplin	By: /s/ Albert Au
Name: Craig Taplin	Name: Albert Au
Title: Manager	Title: President

AUSSIE SOLES EQUITY OWNER:

/s/ Craig Taplin
Name: Craig Taplin